UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 12, 2009

Evergreen Energy Inc.
 (Exact Name of Registrant as Specified in Charter)

Delaware	001-14176	84-1079971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 17th Street, Suite 1300, Denver, Colorado 80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 293-2992

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2009, W. Steven Wolff informed the Chief Executive Officer and senior management of Evergreen Energy Inc. (the “Company”) of his intention to resign from his position as Executive Vice President of Engineering, effective June 1, 2009, to become chief operating officer of a start-up alternative energy company in North Carolina.

Mr. Wolff is a former utility power company president and nuclear submarine captain whose 30-plus years of engineering experience helped improve the performance and lower the costs of Evergreen’s K-Fuel® cleaner coal technology.  Mr. Wolff led an aggressive operations and maintenance savings initiative that accounted for the major part of Evergreen’s cash-out savings in the past 16 months. Those savings, in part, allowed the company to incubate its C-Lock Technology, Inc. carbon information management subsidiary and perfect the K-Fuel process.

 “Steve was instrumental in taking our K-Fuel technology from the developmental stage to a large-scale commercial energy technology,” said Kevin R. Collins, president and CEO of Evergreen. “We are now actively cultivating K-Fuel projects in China and Indonesia, and we wouldn’t be there today without Steve’s engineering knowledge and leadership skills.”

As Evergreen’s senior engineer and second highest-ranking executive, Wolff assembled a skilled engineering team that improved the economic, energy and reliability characteristics of the K-Fuel technology so that it works consistently on a large scale. In the process, he led the design of an enhanced modular K-Fuel plant that is now at the heart of K-Fuel commercial development in Asia. Wolff’s engineering team will remain in place as K-Fuel projects move forward.

Kevin Milliman, current Vice President of Engineering of the Company, will assume Steve Wolff’s role as lead engineer on all K-Fuel related activities. Mr. Milliman has been with the Company since June 2007. He has a BS in Chemical Engineering from the University of Rochester; an MA in Science, Technology and Public Policy, concentrating in Engineering Management, from George Washington University and has extensive experience in engineering project management. He is a registered professional engineer.

On May 13, 2009, Mr. Wolff, through his affiliated entity, entered into a consulting agreement to provide services to the Company related to the global deployment of K-Fuel technology as requested by the Company from June 1, 2009 through May 31, 2010, with the first 15 hours per month being provided free of cost to the Company and work thereafter at the rate of $150.00 per hour; provided however, that if Mr. Wolff accumulates 120 hours of billable time in any 4 week period, the compensation will increase to $200.00 per hour for all time billed in excess of 120 hours.  In addition, on May 13, 2009, Mr. Wolff and the Company entered into that certain separation and release agreement, the principal terms of this arrangement are as follows: (1) Mr. Wolff will be paid $225,000 (or twelve (12) months of salary at his regular salary rate), less applicable withholding for federal and state taxes and other deductions required by law, in the same manner as a regular employee through the regularly scheduled payroll process; (2) Mr. Wolff will receive, by June 30, 2009, a payment of $30,000.00 (the amount equal to the last bonus paid to Mr. Wolff by the Company); (3) Mr. Wolff will continue to receive health insurance through the earlier of (x) May 31, 2010; or (y) the start date of new employment by Mr. Wolff which provides him, at the cost of the hiring company’s other employees, health insurance; (4) Mr. Wolff agreed to customary non-disparagement and non-disclosure provisions; and (5) Mr. Wolff and the Company agreed to a broad mutual release of any and all claims against the other.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                EVERGREEN ENERGY INC.

Date:  May 13, 2009                                                                                                              By:  /s/ Diana L. Kubik
                                Name:   Diana L. Kubik
                                Title:     Vice President and Chief Financial Officer

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